Exhibit 99.1

                  Advocat Announces Results for Second Quarter



    FRANKLIN, Tenn.--(BUSINESS WIRE)--Aug. 11, 2005--Advocat Inc. (NASDAQ OTC: AVCA) today announced its results for the second quarter ended June 30, 2005.
    Advocat reported net income from continuing operations of $1.6 million, or $0.25 per diluted common share, for the second quarter of 2005 compared with a net income from continuing operations of $3.6 million, or $0.55 per diluted common share, in 2004. Net income for common stock for the second quarter was $1.6 million, or $0.25 per diluted share, compared with $2.4 million, or $0.38 per diluted share, in the second quarter of 2004. The 2005 results included a $1.5 million expense for professional liability costs compared with a $1.7 million net benefit in 2004. The 2004 results also included a $1.1 million ($0.17 per diluted share) loss from discontinued operations.

    Second Quarter Results

    Advocat's net revenues from continuing operations increased 7.5% to $52.6 million compared with $49.0 million in the second quarter of 2004. The increase in second quarter net revenues was primarily due to patient revenues that increased 7.8% to $49.5 million compared with $45.9 million in the second quarter of 2004. Patient revenues benefited from Medicare rate increases that were effective October 1, 2004, increased Medicare utilization, and increased Medicaid rates in certain states, partially offset by a 0.2% decline in census in 2005 compared with 2004. Medicare revenues increased to 30.8% of patient revenues in 2005, up from 29.5% in 2004. Resident revenues increased to $3.2 million in 2005 from $3.1 million in the second quarter of 2004. Ancillary service revenues, prior to contractual allowances, increased 12.9% to $10.3 million in 2005 from $9.1 million in the second quarter of 2004.
    Operating expenses increased to $40.0 million and represented 75.9% of patient and resident revenues for the second quarter of 2005 compared with $38.6 million, or 78.7% of such revenues, in the second quarter of 2004. The increase in operating expenses was primarily due to higher wage and benefit costs.
    The Company's results of continuing operations for the second quarter of 2005 included $1.5 million in professional liability costs compared with a net benefit of $1.7 million in 2004. The 2004 benefit resulted from downward adjustments in the Company's self-insured reserves associated with professional liability claims. The self-insurance reserves are assessed on a quarterly basis, with changes in estimated losses being recorded in the consolidated statements of operations in the period identified. Professional liability costs include cash and non-cash charges recorded based on current actuarial reviews. The actuarial reviews include estimates of known claims and an estimate of claims that may have occurred, but have not yet been reported to the Company.
    As of June 30, 2005, the Company has recorded total liabilities for reported professional liability claims and estimates for incurred but unreported claims of $34.5 million, and has current debt obligations of $43.9 million. The Company does not have cash or available resources to pay in full this current debt, the accrued professional liability claims or any significant portion of either and has limited resources available to meet its anticipated operating, capital expenditure and debt service requirements during 2005.

    Six Months Results

    Net revenues increased to $104.5 million in the first six months of 2005 compared with $97.5 million in 2004. Patient revenues were $98.2 million in 2005 compared with $91.4 million in the first six months of 2004. Resident revenues were $6.3 million compared with $6.0 million. Ancillary service revenues, prior to contractual allowances, increased to $20.2 million in 2005 from $18.5 million in 2004.
    Operating expenses were $80.8 million in 2005 and represented 77.3% of patient and resident revenues compared with $76.7 million, or 78.6% of such revenues, in 2004. The increase in operating expenses was primarily due to higher wage and benefit costs.
    Net income from continuing operations for the first six months of 2005 was $10.5 million, or $1.60 per diluted common share, compared with $8.1 million, or $1.27 per share, in the first six months of 2004. Net income for common stock for the first six months of 2005 was $10.4 million, or $1.62 per diluted share, compared with $7.0 million, or $1.12 per diluted share, in the same period of 2004. The 2005 results include income of $0.1 million from discontinued operations compared with a loss of $1.0 million in the same period of 2004.

    Reimbursement Update

    The President's proposed budget for the fiscal year beginning October 1, 2005 includes the effects of the refinement of the Resource Utilization Group ("RUG") system and provides for the elimination of the reimbursement add-ons for high acuity patients. The final rule issued by the Centers for Medicare and Medicaid ("CMS") includes the elimination of the add-ons and other offsetting adjustments to the reimbursement received, including a market basket adjustment of approximately 3.1% designed to increase reimbursement for the effects of inflation. The market basket adjustment will become effective October 1, 2005, and will increase the Company's revenue and operating cash flow by approximately $1.6 million annually. The eliminations of the add-ons and other offsetting adjustments will be effective January 1, 2006, and will decrease the Company's revenue and operating cash flow by approximately $2.5 million annually. The net effect of the CMS rule, once all adjustments are in effect, will be to reduce the Company's revenue and operating cash flow by approximately $0.9 million per year.
    Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, the accuracy of the Company's estimate of its anticipated professional liability expense, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
    Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.
    For additional information about the Company, visit Advocat's web site: http://www.irinfo.com/avc



                             ADVOCAT INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)
                 (In thousands, except per share data)

                                       For the           For the
                                     Three Months       Six Months
                                     Ended June 30,    Ended June 30,
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------
REVENUES:
  Patient revenues, net            $49,453  $45,876  $98,165  $91,438
  Resident revenues                  3,182    3,100    6,314    6,047
                                   -------- -------- -------- --------
     Net revenues                   52,635   48,976  104,479   97,485
                                   -------- -------- -------- --------
EXPENSES:
  Operating                         39,957   38,565   80,803   76,657
  Lease                              4,087    3,835    7,978    7,667
  Professional liability             1,466   (1,702)  (5,821)  (4,685)
  General and administrative         3,573    2,896    7,186    5,920
  Depreciation and amortization      1,211    1,173    2,446    2,369
                                   -------- -------- -------- --------
     Total expenses                 50,294   44,767   92,592   87,928
                                   -------- -------- -------- --------
OPERATING INCOME                     2,341    4,209   11,887    9,557
                                   -------- -------- -------- --------
OTHER INCOME (EXPENSE):
     Foreign currency transaction
      gain (loss)                      (66)     193     (122)     193
     Interest income                   152       39      269       44
  Interest expense                    (780)    (757)  (1,549)  (1,522)
                                   -------- -------- -------- --------
                                      (694)    (525)  (1,402)  (1,285)
                                   -------- -------- -------- --------
INCOME FROM CONTINUING OPERATIONS
 BEFORE INCOME TAXES                 1,647    3,684   10,485    8,272
PROVISION FOR INCOME TAXES              20      122       20      154
                                   -------- -------- -------- --------

NET INCOME FROM CONTINUING
 OPERATIONS                          1,627    3,562   10,465    8,118
                                   -------- -------- -------- --------
INCOME (LOSS) FROM DISCONTINUED
 OPERATIONS:
  Operating loss, net of tax
   provision of $0, $27, $0 and
   $150, respectively                    -   (1,176)    (250)  (1,040)
  Gain on sale, net of tax
   provision of $0, $394, $0 and
   $394 respectively                     7       82      383       82
                                   -------- -------- -------- --------
     Net income (loss) from
      discontinued operations            7   (1,094)     133     (958)
                                   -------- -------- -------- --------
NET INCOME                           1,634    2,468   10,598    7,160
PREFERRED STOCK DIVIDENDS, ACCRUED
 BUT NOT PAID                           78       74      156      146
                                   -------- -------- -------- --------

NET INCOME FOR COMMON STOCK         $1,556   $2,394  $10,442   $7,014
                                   ======== ======== ======== ========

NET INCOME PER COMMON SHARE:
  Per common share - basic
     Income from continuing
      operations                     $0.27    $0.61    $1.80    $1.42
     Income (loss) from
      discontinued operations         0.00    (0.19)    0.02    (0.17)
                                   -------- -------- -------- --------
                                     $0.27    $0.42    $1.82    $1.25
                                   ======== ======== ======== ========
  Per common share - diluted
     Income from continuing
      operations                     $0.25    $0.55    $1.60    $1.27
     Income (loss) from
      discontinued operations         0.00    (0.17)    0.02    (0.15)
                                   -------- -------- -------- --------
                                     $0.25    $0.38    $1.62    $1.12
                                   ======== ======== ======== ========
WEIGHTED AVERAGE SHARES:
  Basic                              5,725    5,682    5,725    5,622
                                   ======== ======== ======== ========
  Diluted                            6,498    6,411    6,498    6,382
                                   ======== ======== ======== ========


    CONTACT: Advocat Inc.
             William R. Council, III, 615-771-7575